Exhibit 99.1

Vantage Drilling Company	F3 Capital
PO Box 309	c/o Campbell Corporate Services Limited
Ugland House	Scotia Centre
Grand Cayman KY1-1104	PO Box 268
Cayman Islands	Grand Cayman KY1-1104
(“Borrower”)	Cayman Islands
(“Lender”)

Date:  March 3, 2009

Dear Sirs

1.
The Lender will make available to the Borrower a loan in the principal sum of US$4,000,000 (the “Loan”) on the terms and conditions of this letter.   The Borrower may draw the Loan in tranches or as one lump sum.  The Lender will make advances in respect of the Loan in US dollars to the Borrower within four (4) business days of receipt of written notice (the “Notice”) from the Borrower setting out the Borrower’s projection of how the Borrower intends to use the Loan and the account to which the funds from such Loan should be wired.  For the purposes of this letter “business day” shall mean any day (other than a Saturday) when banks are open in the City of London and the City of Houston, Texas for the transaction of ordinary banking business.

2.
Unless the Lender has converted the Loan in accordance with paragraph 7, the Borrower will repay the Loan together with accrued interest on it or before 30 June 2009 (the “Repayment Date”).  The Borrower may repay the Loan or any part of it early, but may not re-borrow any amount so repaid.  If the Lender has not converted the Loan on or before the Repayment Date, the Borrower, with the prior written consent of the Lender, may repay the Loan plus the amount of the accrued interest through the date of conversion by issuance to the Lender of ordinary shares, par value $.001 per share (“Ordinary Shares”), of the Borrower at a price equal to the average closing price of the Ordinary Shares as reported on the NYSE Alternext US (the “Exchange”) for the five (5) trading days preceding such payment.

3.
The principal amount of the Loan outstanding from time to time will carry interest at the rate of 8 per cent per annum accruing daily.  If the Loan is not repaid prior to or on the earlier of the Repayment Date or on the date when the Loan is declared to be due and payable pursuant to paragraph 14, the Loan shall thereafter bear interest at the rate of 10 per cent per annum (the “Default Rate”) until the date paid or converted in accordance with paragraph 7.

4.	The Loan will be unsecured.

5.
The Borrower will make all payments due under or in respect of the Loan on the Repayment Date in US dollars to the Lender to such account as the Lender will instruct the Borrower in writing.  If any payment becomes due on a day which is not a business day, the due date of such payment will be extended to the next business day.  The Borrower will make all payments under or in respect of the Loan without set-off or counterclaim and free and clear of any withholding or deduction for or on account of tax, except as may be required by law.

6.
If any deduction or withholding is required by law, then the Borrower shall pay to the Lender additional amounts as shall be required to ensure that the Lender receives the amount it would have received had such withholding or deduction not been made.

7.
At any time following receipt by the Lender of the Notice but always prior to the Repayment Date, subject to shareholder approval of the Charter Amendment (as defined below), the Lender may convert all (but not some only) of the amount of the Loan plus the amount of the accrued interest up to the date of conversion into fully paid Ordinary Shares of the Borrower at a price (the “Conversion Price”) equal to the closing price of the Ordinary Shares as reported on the Exchange on the business day immediately preceding the date the Lender elects to so convert.

8.
In order to exercise its rights of conversion as set out in paragraph 7, the Lender shall serve a written notice on the Borrower (the “Conversion Notice”) stating that it wishes to convert the amount of the Loan plus all accrued interest on the Loan up to the date of conversion (the “Loan Amount”) into such number of Ordinary Shares as is equal to the Loan Amount divided by the Conversion Price (the “New Shares”).

9.
Within fifteen business days of receiving the Conversion Notice from the Lender, the Borrower shall issue and allot the New Shares to the Lender and deliver the share certificates in respect of the New Shares to the Lender; provided, however, that the proceeds of the Loan have actually been received by Borrower.  In the event that the unissued share capital of the Borrower is insufficient to meet the number of New Shares, the Borrower undertakes to use its best endeavours to procure that the share capital of the Borrower is increased by such amount as is necessary to enable the Borrower to issue the New Shares to the Lender. On receipt by the Lender of the share certificates evidencing the New Shares registered in the name of the Lender, the Loan Amount will be deemed to have been repaid and the Borrower will have no further obligation to the Lender under the terms of this letter.  To the extent that the Borrower is unable to issue all of the New Shares at the time the Lender requests conversion because the Charter Amendment has not yet been approved and the Exchange has not approved the listing of the New Shares, then the Loan and the Loan Amount not so converted shall remain outstanding and shall continue to bear interest on such unpaid amount until the Charter Amendment is approved and the balance of the Loan Amount is converted at the Conversion Price.

10.
Within thirty days following the date of this agreement, the Borrower shall prepare in accordance with the provisions of the Securities Exchange Act of 1934, as amended, a preliminary proxy statement (in its preliminary form, and after receipt of final SEC clearance, the “Proxy Statement”) relating to among other thing an amendment to the Borrower’s charter documents authorizing the conversion of the Loan pursuant to paragraph 7 above and approving the issuance of the New Shares to the Lender (collectively, the “Charter Amendment”), and file the Proxy Statement with the United States Securities and Exchange Commission (the “SEC”).  The Borrower will use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after such filing.

11.
The Borrower shall, acting through its Board of Directors and in accordance with applicable law and the charter documents of the Borrower, (i) duly take all lawful action to call, give notice of, convene and hold a special meeting of its shareholders on a date as soon as reasonably practicable (and in no event later than 45 days after the mailing of the Proxy Statement to the shareholders of the Borrower) after the Proxy Statement is cleared by the SEC to consider and vote upon the Charter Amendment and (ii) use all lawful efforts to solicit proxies in favour of the adoption of the Charter Amendment.

12.
The Borrower will use commercially reasonable efforts to cause the Proxy Statement to be mailed to the Company’s shareholders as promptly as practicable after the Proxy Statement is cleared by the SEC.  The Borrower shall as promptly as practicable notify the Lender of the receipt of any oral or written comments from the SEC relating to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement for additional information. The Borrower shall cooperate and provide the Lender with a reasonable opportunity to review and comment on the  Proxy Statement (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC

13.
The Borrower shall prepare and submit to the Exchange a listing application covering the Ordinary Shares issued or issuable (a) upon conversion, or in repayment, of the Loan, and (b) or in connection with any ancillary or related agreements. Borrower shall use its commercially reasonable efforts to obtain as promptly as reasonably practicable, approval of the Exchange for the listing of all Ordinary Shares covered by such application, subject to official notice of issuance, under the trading symbol “VTG” on the Exchange.

14.
Notwithstanding the above provisions of this letter, the Loan and all interest on it will become due and payable or repayable by the Borrower immediately on demand by the Lender if (i) the Borrower fails to pay any sum under this letter when due or the Borrower is in breach of any other provision of this letter; or (ii) an administration order is made in relation to the Borrower or a receiver or manager or administrative receiver is appointed of the Borrower or any of the Borrower’s assets or the Borrower enters into liquidation or such analogous proceedings as are applicable in the Cayman Islands; or (iii) any petition is presented, any resolution is proposed or any other steps or proceedings are taken which may lead to any such occurrence referred to in (ii) above; or (iv) the Borrower ceases to carry on business.  In such event, the Loan and the Loan Amount shall thereafter bear interest at the Default Rate.

15.
Any demand or notice in respect of this letter and/or the Loan will be in writing and (without prejudice to any other effective means of serving it) may be served on the Borrower personally or by post or facsimile and either by delivering it to the Borrower’s registered or principal office for the time being or by sending it to the following fax number: (281) 404 4749. Notice shall be effective, in the case of a letter, on delivery, and in the case of a facsimile, on receipt by the sender of a confirmed transmission report.

16.
Time shall be of the essence in respect of the Borrower’s obligations under or in respect of this Loan, but no failure by the Lender to exercise, or delay by the Lender in exercising any right or remedy under or in respect of this facility shall operate as a waiver of it, nor shall any single, partial or defective exercise by the Lender of any such right or remedy preclude any other or further exercise of that or any other right or remedy.

17.
This letter may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which will be an original but all of which together shall constitute one and the same instrument.

18.	A person who is not a party to this letter shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

19.
This letter is governed by English law and it is agreed that both parties shall submit to the exclusive jurisdiction of the High Court of Justice in England in relation to any claim, or dispute or difference which may arise under or in respect of this letter.

Yours faithfully

for and on behalf of F3 Capital

Director

/s/ Hsin Chisu

Agreed and accepted

Date March 3, 2009

For and on behalf of Vantage Drilling Company

By:  /s/ Paul A. Bragg

Name: Paul A. Bragg

Title: Chairman and Chief Executive Officer

EXHIBIT A

FORM OF NOTICE OF BORROWING

___________ __, 2009

F3 Capital
c/o Campbell Corporate Services Limited
Scotia Centre
PO Box 268
Grand Cayman KY1-1104
Cayman Islands

Ladies and Gentlemen:

The undersigned, Vantage Drilling Company, a Cayman Islands exempted company, (“Vantage”) and F3 Capital, a Cayman Islands exempted company (“Lender”), are parties to that certain Loan Agreement dated on or around 3 March, 2009 (as the same may be amended or modified from time-to-time, the “Loan Agreement”, the defined terms of which are used in this Notice of Borrowing unless otherwise defined in this Notice of Borrowing).  The undersigned gives you notice pursuant to Article 1 of the Loan Agreement that the undersigned hereby requests the full amount of the Loan from the Lender, and in connection with that request sets forth below the information relating to such Loan as required by Article 1 of the Loan Agreement:

(a)	Loan Amount of FOUR MILLION DOLLARS (USD$4,000,000.00).

(b)	The Loan Amount is intended to be used for general corporate working capital purposes.

Very truly yours,

VANTAGE DRILLING COMPANY

By:
Name:
Title:

Vantage Energy Services

Beneficiary Bank:	JPMorgan Chase Bank NA
Swift/BIC Code:	CHASUS33
ABA Number:	021000021
Beneficiary Name:	Vantage Energy Services
Beneficiary Acct No.:	706660867
Amount of Transfer:	USD$ 4,000,000.00
Reference:	Loan Proceeds from F3 Capital to Vantage Drilling Company pursuant to that certain Loan Agreement between F3 Capital and Vantage Drilling Company dated March 3, 2009.

EXHIBIT B

FORM OF CONVERSION NOTICE

___________ __, 2009

Vantage Drilling Company
C/o Maples Corporate Services Limited
PO Box 309
Ugland House
Grand Cayman, KY1-1104
Cayman Islands

Ladies and Gentlemen:

The undersigned, F3 Capital, a Cayman Islands exempted company, (“Lender”) and Vantage Drilling Company, a Cayman Islands exempted company (“Vantage”), are parties to that certain Loan Agreement dated on or around 3 March, 2009 (as the same may be amended or modified from time-to-time, the “Loan Agreement”, the defined terms of which are used in this Conversion Notice unless otherwise defined in this Conversion Notice).  The undersigned gives you notice pursuant to Article 8 of the Loan Agreement that the undersigned hereby converts the Loan Amount into such number of Ordinary Shares as is equal to the Loan Amount divided by the Conversion Price.

Very truly yours,

F3 CAPITAL

By:
Name:
Title: